Exhibit 99.1

WILSHIRE BANCORP, INC. CONTACT: Alex Ko, EVP & CFO, (213) 427-6560 www.wilshirebank.com	NEWS RELEASE

Wilshire Bancorp Announces Changes to Board of Directors

LOS ANGELES, CA – December 31, 2013 – Wilshire Bancorp, Inc. (NASDAQ: WIBC) (the “Company”), the parent company of Wilshire Bank (the “Bank”), today announced that Kyu-Hyun Kim and Young Hi Pak will retire from both the Company’s Board of Directors and the Bank’s Board of Directors, effective December 31, 2013.  Both Mr. Kim and Mrs. Pak served on the Board of Directors of the holding company and the Bank for 20 years.

The Company also announced that Steven J. Didion and Daisy Y. Ha have been elected to the Board of Directors of Wilshire Bancorp as Class III directors, effective January 1, 2014.  Mr. Didion will serve as a member of the Company’s Nominating/Corporate Governance/Human Resources Committee, the chairman of the Bank’s Asset/Liability Management Committee, and a member of the Bank’s Information Technology Committee. Ms. Ha will serve as a member of the Company’s Nominating/Corporate Governance/Human Resources Committee and Audit Committee, in addition to serving as member of the Bank’s Asset/Liability Management Committee and Compliance/Community Reinvestment Act Committee.

“We would like to thank Mr. Kim and Mrs. Pak for their many years of excellent service to Wilshire Bancorp,” said Steven S. Koh, Chairman of the Board of Wilshire Bancorp.  “We are pleased to welcome Mr. Didion and Ms. Ha to the Board of Directors.  Mr. Didion has a long and distinguished career in the financial services industry and is one of the foremost investors in community banks, while Ms. Ha is a highly accomplished attorney with extensive experience within the Korean-American community.  We believe Mr. Didion and Ms. Ha will bring valuable perspectives that will help guide the continued growth of our franchise.”

Steven J. Didion is currently General Partner and Portfolio Manager of JCSD Partners, LP, a bank-focused investment fund based in California.  Mr. Didion has spent the past 25 years working with large and small banks, including serving as CEO of Hoefer & Arnett, a bank-focused investment firm, and initiated its eventual merger with Howe Barnes to form Howe Barnes Hoefer & Arnett, Inc.  Mr. Didion is currently on the Board of Directors of Rock Bancshares and Heartland Bank.

Daisy Y. Ha is an attorney with 10 years of experience in a variety of legal areas, including employment law, criminal law, and general civil law, and has worked extensively within the United States District Court and the California Courts of Appeal.  Ms. Ha has a Juris Doctorate from the University of California at Berkeley School of Law, where she published an article entitled An Analysis and Critique of KIWA’s Reform Efforts in the Los Angeles Korean American Restaurant Industry.  Ms. Ha also has a Bachelor of Arts degree from Williams College and studied for a year at Yonsei University in Seoul, Korea.

ABOUT WILSHIRE BANCORP

Headquartered in Los Angeles, Wilshire Bancorp is the parent company of Wilshire Bank, which operates 38 branch offices in California, Texas, New Jersey and New York, and nine loan production offices in Dallas and Houston, TX, Atlanta, GA, Aurora, CO, Annandale, VA, Fort Lee, NJ, Newark, CA, New York, NY, and Bellevue, WA, and is an SBA preferred lender nationwide. Wilshire Bank is a community bank with a focus on commercial real estate lending and general commercial banking, with its primary market encompassing the multi-ethnic populations of the Los Angeles Metropolitan area.  For more information, please go to www.wilshirebank.com.

FORWARD-LOOKING STATEMENTS

Statements concerning future performance, events, or any other guidance on future periods constitute forward-looking statements that are subject to a number of risks and uncertainties that might cause actual results to differ materially from stated expectations. Undue reliance should not be placed on forward-looking statements, as they are subject to risks and uncertainties, including but not limited to the risk factors set forth in our most recent Annual Report on Form 10-K and our other filings made from time to time with the Securities and Exchange Commission.  Specific factors that could cause future results to differ materially from historical performance and these forward-looking statements include, but are not limited to: (1) loan production and sales, (2) credit quality, (3) the ability to expand net interest margin, (4) the ability to continue to attract low-cost deposits, (5) success of expansion efforts, (6) competition in the marketplace, (7) political developments, war or other hostilities, (8) changes in the interest rate environment, (9) the ability of our borrowers to repay their loans, (10) the ability to maintain capital requirements and adequate sources of liquidity, (11) effects of or changes in accounting policies, (12) legislative or regulatory changes or actions, (13) the ability to attract and retain key personnel, (14) the ability to receive dividends from our subsidiaries, (15) the ability to secure confidential information through the use of computer systems and telecommunications networks, (16) weakening in the economy, specifically the real estate market, either nationally or in the states in which we do business, and (17) general economic conditions. The information in this press release speaks only as of the date of this release and Wilshire Bancorp specifically disclaims any duty to update the information in this press release. Additional information on these and other factors that could affect financial results are included in filings by Wilshire Bancorp with the Securities and Exchange Commission.

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